EXHIBIT 10.12




                                LICENSE AGREEMENT

                                     BETWEEN

                         CALLISTO PHARMACEUTICALS, INC.

                                       AND


                           THE ROCKFFELLER UNIVERSITY


                          EFFECTIVE AS OF July 25, 2001








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                                LICENSE AGREEMENT

     This License Agreement (this "Agreement") is made on the 25th day of July 2001, by and between The Rockefeller University, a New York nonprofit corporation, with offices located at 1230 York Avenue, New York, New York 10021 ("Rockefeller"), and Callisto Pharmaceuticals, Inc., a Delaware corporation ("Licensee"), with its principal offices at 420 Lexington Avenue, Suite 6 16, New York, New York 10022. This Agreement is effective as of the 25th day of July, 2001 (the "Effective Date").


                                   BACKGROUND

     A. Rockefeller owns United States Patents Nos. 5,587,288 and 5,976,792 ("Rockefeller Patents") including foreign counterparts;

     B. Licensee desires to obtain the exclusive right and license to use and exploit the Rockefeller Patents; and

     C. Rockefeller has determined that the exploitation of the Rockefeller Patents is in the best interest of Rockefeller and is consistent with its educational and research missions and goals.

     NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement and intending to be legally bound, the parties agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

          1.1. "Affiliate" means any legal entity directly or indirectly controlling, controlled by or under common control with Licensee that has executed (a) this Agreement or (b) a written joinder agreement, in a form satisfactory to Rockefeller, agreeing to be bound by all of the terms and conditions of this Agreement as if such Affiliate were an original party to this Agreement. For purposes of this Agreement, "control" means the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of a legal entity, or the right to receive more than fifty percent (50%) of the profits or earnings of a legal entity, or the right to control the policy decisions of a legal entity.

          1.2. "Agreement" shall have the meaning given in the first paragraph hereof.

          1.3. "Calendar Quarter" means each three-month period, or any portion thereof, beginning on January 1, April 1, July 1 and October 1.

          1.4. "Confidential Information" means and includes all technical information, inventions, developments, discoveries, software, know how, methods, techniques, formulae, data, processes and other proprietary ideas, whether or not patentable or copyrightable, regardless whether a party identifies such information as confidential or proprietary at the time it is delivered or communicated to the other party.

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          1.5. "Default" shall have the meaning given in Section 5.3.

          1.6. "Development Plan" means a plan for the development and/or marketing of the Rockefeller Patent Rights that demonstrates Licensee's capability to bring the Rockefeller Patent Rights to practical application and is more fully set forth in Attachment 2.

          1.7. "Effective Date" shall have the meaning given in the preamble hereof.

          1.8. "Fair Market Value" means the cash consideration that Licensee or its Sublicensee would realize from an unaffiliated, unrelated buyer in an arm's length sale of an identical item sold in the same quantity and at the same time and place of the transaction.

          1.9. "Indemnified Party" shall have the meaning given in Section 8.2.

          1.10. "Liability" and "Liabilities" shall have the meaning given in
Section 8.2.

          1.11. "License" shall mean the license granted by Rockefeller to Licensee pursuant to Section 2.1.

          1.12. "Licensee" shall have the meaning given in the first paragraph of this Agreement.

          1.13. "Net Sales" means the consideration or Fair Market Value attributable to the Sale of any Rockefeller Licensed Product(s), less qualifying costs directly attributable to such Sale and actually identified on the invoice and borne by Licensee or its Sublicensee. Such qualifying costs shall be limited to the following:

               1.13.1 Discounts, in amounts customary in the trade, for quantity purchases, for prompt payments and for wholesalers and distributors;

               1.13.2 Credits or refunds, not exceeding the original invoice amount, for claims or returns;

               1.13.3 Prepaid outbound transportation expenses and transportation insurance premiums; and

               1.13.4 Sales and use taxes and other fees imposed by a governmental agency.

          1.14. "Rockefeller Licensed Product(s)" means products that are made, made for, used or sold by Licensee or any Sublicensees and that: (a) in the absence of this Agreement would infringe at least one Valid Claim of Rockefeller Patent Rights; or (b) use a process or machine covered by a Valid Claim of Rockefeller Patent Rights. "Valid Claim", with respect to


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each country, means an issued claim of any unexpired patent that has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, which has not been rendered unenforceable through disclaimer or otherwise, and which has not beer lost through an interference proceeding, in such country; or (c) are directly derived from the use of the subject matter or the materials of a Valid Claim.

          1.15. "Rockefeller Patent Rights" means all patent rights represented by or issuing from the United States patents listed in Attachment 1, and their extensions, including continuation, divisional and reissue applications.

          1.16. "Sale" means any bona fide transaction for which consideration is received or expected for the sale, use, lease, transfer or other disposition of Rockefeller Licensed Product(s). A Sale of Rockefeller Licensed Product(s) shall be deemed completed at the time Licensee or its Sublicensee invoices, ships, or receives payment for such Rockefeller Licensed Product(s), whichever occurs first. A transfer by Licensee to an Affiliate or Sublicensee, or a transfer among or between Affiliates and/or Sublicensees, shall not constitute a Sale. "Sale" does not include distribution of free promotional samples, not given in exchange for other valuable tangibles, of any Rockefeller Licensed Product by Licensee or any of its Affiliates or Sublicensees in amounts determined to be commercially reasonable by Licensee in the exercise of its reasonable discretion.

          1.17. "Sublicense" shall have the meaning given in Section 2.3.1.

          1.18. "Sublicense Assignment" shall have the meaning given in Section 2.3.2.

          1.19. "Sublicensee" shall have the meaning given in Section 2.3.3.


                                    ARTICLE 2

                                  LICENSE GRANT

          2.1. LICENSE GRANT. Rockefeller grants to Licensee and its Affiliates for the term of this Agreement an exclusive license to research and develop, make, have made, use, import, sell and offer for sale Rockefeller Licensed Product(s). Except that to the extent that any Affiliate exercises any rights granted by Rockefeller hereunder, Licensee remains primarily liable to Rockefeller for the duties and obligations of any Affiliate hereunder, and any act or omission of an Affiliate would be deemed to be a breach by Licensee of this Agreement. Rockefeller grants to Licensee only the qualified right to grant sublicenses as more fully described in Section 2.4. No other rights or licenses are granted.

          2.2. EXCLUSIVITY. The License is exclusive, except that Rockefeller may use and permit other nonprofit organizations to use the Rockefeller Patent Rights for non-commercial educational and research purposes.


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          2.3. U.S. GOVERNMENT RIGHTS. Licensee or its Affiliates acknowledge that pursuant to Public Laws 96-5 17, 97-256 and 98-620, codified at 35 U.S.C. 200-212, the United States government retains certain rights in intellectual property funded in whole or part under any contract, grant or similar agreement with a Federal agency. Pursuant to these laws, the government may impose certain requirements regarding such intellectual property, including but not limited to the requirement that products resulting from such intellectual property sold in the United States must be substantially manufactured in the United States. The License is expressly subject to all applicable United States government rights as provided in the above-mentioned laws and any regulations issued under those laws, as those laws or regulations may be amended from time to time.

          2.4. SUBLICENSE CONDITIONS. The right to sublicense granted to Licensee under Section 2.1 is subject to the following conditions:

               2.4.1 Licensee may sublicense the rights granted in this Agreement by written sublicense agreement in a form which shall (a) prohibit the sublicensee ("Sublicensee") from further sublicensing and (b) require that the Sublicensee be subject to the terms and conditions of the license granted to Licensee under this Agreement (each, a "Sublicense").

               2.4.2 Within thirty (30) days after Licensee enters into any Sublicense, Licensee must deliver to Rockefeller a complete copy of the Sublicense written in the English language (Rockefeller's receipt of the Sublicense shall not constitute an approval of the Sublicense or a waiver of any of Rockefeller's rights or Licensee's obligations under this Agreement).

               2.4.3 In the event of a default under Section 5.3 hereunder, all payments then or thereafter due to Licensee from each of its Sublicensees shall, upon notice from Rockefeller to any such Sublicensee, become owed directly to Rockefeller for the account of Licensee; provided that Rockefeller shall remit to Licensee the amount by which such payments in the aggregate exceed the total amount owed by Licensee to Rockefeller.

               2.4.4 Even if Licensee enters into Sublicenses, Licensee remains primarily liable to Rockefeller for all of Licensee's duties and obligations contained in this Agreement, and any act or omission of a Sublicensee that would be a breach of this Agreement if performed by Licensee shall be deemed to be a breach by Licensee of this Agreement.


                                    ARTICLE 3

                               FEES AND ROYALTIES


          3.1. LICENSE INITIATION FEE AND ROYALTIES.

               3.1.1 In partial consideration of the License, Licensee shall pay to Rockefeller on the Effective Date of this Agreement, a non-refundable license initiation fee of $10,000.

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               3.1.2 In further consideration of the exclusive license granted to Licensee, Licensee shall pay to Rockefeller a royalty of two percent (2.0%) of the Net Sales for Rockefeller Licensed Products defined by Section 1.14(a) or
(b) herein that are made, made for, used or sold by Licensee, its Affiliates and/or Sublicensees and a royalty of three quarters of a percent (0.75%) of the Net Sales for Rockefeller Licensed Products defined by Section 1.14(c) herein that are made, made for, used or sold by Licensee, its Affiliates and/or Sublicensees. If Licensee or any of its Affiliates or Sublicensees must pay one or more parties a royalty in order to sell a Product, or it is no longer commercially viable for Licensee to pay the Royalties set forth herein, then the Parties shall renegotiate in good faith, new, lower royalty rates.

               3.1.3 Licensee shall pay to Rockefeller fifteen percent (15%) of any Sublicense initiation fee or other such consideration paid by each Sublicensee of this Agreement. Any non-cash consideration received by the Licensee from such Sublicensees shall be valued at its Fair Market Value as of the date of receipt.

               3.1.4 Net Sales of any Rockefeller Licensed Product shall not be subject to more than one assessment of the scheduled royalty; such assessment shall be the highest applicable royalty.

          3.2. DILIGENCE AND MAINTENANCE FEES.

               3.2.1 Licensee shall use its best efforts to develop for commercial use and to market Rockefeller Licensed Products as soon as practical, consistent with the Development Plan.

               3.2.2 Licensee shall provide to Rockefeller, on the Effective Date and on each anniversary thereafter, written progress reports, setting forth in such detail as Rockefeller may reasonably request: (a) the progress of the development, evaluation, testing and commercialization of each Rockefeller Licensed Product; and (b) the Licensee's strategic alliances with industry counterparts that, in the best judgment of the Licensee, represent effective and beneficial business relationships. Licensee shall also notify Rockefeller in writing within thirty (30) days after the first commercial sale of each Rockefeller Licensed Product.

               3.2.3 Licensee shall pay to Rockefeller annual license maintenance fees of seven thousand five hundred dollars ($7,500) due and payable on each anniversary of the Effective Date until the first commercial sale of product.

          3.3. ROYALTY REPORTS AND RECORDS

               3.3.1 Licensee shall deliver to Rockefeller within forty-five
(45) days after the end of each Calendar Quarter a written report, certified by the chief financial officer of Licensee, setting forth the calculation of the royalties due to Rockefeller for such Calendar Quarter, including, without limitation:

                    3.3.1.1 Number of Rockefeller Licensed Products involved in Sales, listed by country;


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                    3.3.1.2 Gross consideration for Sales of Rockefeller
Licensed Products, including all amounts invoiced, billed, or received;

                    3.3.1.3 Qualifying costs, as defined in Section 1.13, listed by category of cost;

                    3.3.1.4 Net Sales of Rockefeller Licensed Products listed by country; and

                    3.3.1.5 Royalties owed to Rockefeller, listed by category, including without limitation earned and sublicensee derived categories.

                    3.3.2 Licensee shall pay the royalties due under Section 3.1 to Rockefeller within thirty (30) days following the last day of the Calendar Quarter in which the royalties accrue. Licensee shall send Rockefeller with such royalties the report described in Section 3.4.1.

               3.3.3 Licensee shall maintain and cause its Sublicensees to maintain, complete and accurate books and records that enable the royalties payable under this Agreement to be verified. The records for each Calendar Quarter shall be maintained for three (3) years after the submission of each report under Article 3. Upon reasonable prior notice to Licensee, Licensee shall provide Rockefeller with access to all books and records relating to the Sales of Rockefeller Licensed Products by Licensee and its Sublicensees to conduct a review or audit of those books and records. Access to Licensee's books and records shall be made available at least once each Calendar Year, during normal business hours, and during each of three (3) years after the expiration or termination of this Agreement. If Rockefeller determines that Licensee has underpaid any royalty due by five percent (5%) or more, then Licensee shall pay to Rockefeller promptly the costs and expenses of Rockefeller and its accountants in connection with their review or audit, in addition to such underpayment.

          3 .4. CURRENCY, PLACE OF PAYMENT, INTEREST, PAYMENT OF EXPENSES.

               3.4.1 All dollar amounts referred to in this Agreement are expressed in United States dollars. All payments to Rockefeller under this Agreement shall be made in United States dollars by check payable to "The Rockefeller University." If Licensee receives revenues from Sales of Rockefeller Licensed Products in currency other than United States dollars, then revenues shall be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of The Wall Street Journal as of the last business day of the applicable Calendar Quarter.

               3.4.2 Amounts that are not paid when due shall accrue interest from the due date until paid, at a rate equal to one and one-half percent (1.5%) per month or part thereof (or the maximum allowed by law, if less).


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                                    ARTICLE 4

                                 CONFIDENTIALITY


          4.1. NON-DISCLOSURE BY LICENSEE. Licensee shall maintain in confidence and not to disclose to any third party any Confidential Information of Rockefeller. Licensee shall ensure that its employees have access to Confidential Information only on a need-to-know basis and are obligated in writing to abide by Licensee's obligations under this Agreement. The foregoing obligation shall not apply to:

               4.1.1 Information that is known to Licensee or independently developed by Licensee prior to the time of disclosure, in each case, to the extent evidenced by written records promptly disclosed to Rockefeller upon receipt of the Confidential Information;

               4.1.2 Information disclosed to Licensee by a third party that has a right to make such disclosure;

               4.1.3 Information that becomes patented, published or otherwise part of the public domain as a result of acts by Rockefeller or a third person obtaining such information as a matter of right; or

               4.1.4 Information that is required to be disclosed by order of United States governmental authority or a court of competent jurisdiction; provided that Licensee shall use best efforts to obtain confidential treatment of such information by the agency or court.

          4.2. LIMITED NON-DISCLOSURE BY ROCKEFELLER. Rockefeller shall not be obligated to accept any Confidential Information from Licensee except for the reports required in Sections 3.2. and 3.4. Rockefeller shall use reasonable efforts not to disclose those reports to any third party other than Rockefeller's outside advisors (subject to exceptions similar to these applicable to Licensee under Section 4.1). Rockefeller bears no institutional responsibility for maintaining the confidentiality of any other information of Licensee.

                                    ARTICLE 5

                              TERM AND TERMINATION

          5.1 TERM. This Agreement, unless sooner terminated as provided in this Agreement, terminates upon the later of: (a) expiration of the last to expire or become abandoned of the Rockefeller Patent Rights; or (b) twenty (20) years after the Effective Date.

          5.2. TERMINATION BY LICENSEE. Licensee may, upon sixty (60) days written notice to Rockefeller, terminate this Agreement by doing all of the following:

               5.2.1 Ceasing to research and develop, make, have made, use, import, sell and offer for sale all Rockefeller Licensed Products;


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               5.2.2 Terminating all Sublicenses, and causing all Sublicensees and Affiliates to cease making, having made, using, importing, selling and offering for sale all Rockefeller Licensed Products; and

               5.2.3 Paying all monies owed to Rockefeller under this Agreement.

          5.3. TERMINATION BY ROCKEFELLER. Rockefeller may terminate this Agreement if any of the following events of default ("Default") occur:

               5.3.1 Licensee or any Affiliate or Sublicensee is more than thirty (30) days late in paying to Rockefeller royalties, expenses, or any other monies due under this Agreement and Licensee does not immediately pay Rockefeller in full upon demand; or

               5.3.2 Licensee or any Affiliate or Sublicensee breaches this Agreement or any Sublicense Agreement, as applicable (other than a breach solely under Sections 5.3.1) and does not cure the breach within sixty (60) days after written notice of the breach.

          5.4. EFFECT OF TERMINATION, In the event of a termination under Sections 5.1 or 5.3 hereof, all duties of Rockefeller and all rights (but not duties) of Licensee and any Affiliate and/or Sublicensee under this Agreement shall immediately terminate without the necessity of any action being taken either by Rockefeller or by Licensee or any Affiliate or Sublicensee. Upon and after any termination of this Agreement, Licensee and any Affiliate and/or Sublicensee shall refrain from further research and develop, manufacture, sale, marketing, importation and/or distribution of Rockefeller Licensed Product(s), except as provided in this Article 5.

          5.5. RETURN OF CONFIDENTIAL INFORMATION. Upon termination of this Agreement, Licensee and any Affiliate and/or Sublicensee shall, at Rockefeller's request, return to Rockefeller all Confidential Information of Rockefeller.

          5.6. INVENTORIES. Upon termination of this Agreement, Licensee shall cause physical inventories to be taken immediately of: (a) all completed Rockefeller Licensed Product(s) on hand under the control of Licensee or any Affiliate or Sublicensee; and (b) such Rockefeller Licensed Product(s) as are in the process of manufacture and component parts thereof as of the date of termination of this Agreement, which inventories shall be reduced to writing. Licensee shall deliver copies of such written inventories, verified by an officer of Licensee forthwith to Rockefeller. Rockefeller shall have 45 days after receipt of such verified inventories within which to challenge the inventory and request an audit. Upon five days written notice to Licensee, Rockefeller and its agents shall be given access during business hours to the premises of Licensee, its Affiliates and/or Sublicensees for the purpose of conducting an audit. Upon the termination of this Agreement, Licensee shall, at its own expense forthwith remove, efface or destroy all references to Rockefeller from all advertising or other materials used in the promotion of Licensee's business or the business of any Affiliate or Sublicensee and Licensee and any Affiliate and/or Sublicensee shall not thereafter represent in any manner that it has rights in or to the Rockefeller Patent Rights or Rockefeller Licensed Product(s).

          5.7. SELL OFF RIGHTS. Notwithstanding the foregoing, if this Agreement terminates other than pursuant to Section 5.3 .1, Licensee and its Affiliates shall have a period of six (6)



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months to sell off its inventory of Rockefeller Licensed Product(s) existing on the date of termination of this Agreement and shall pay royalties to Rockefeller with respect to such Rockefeller Licensed Product(s) within thirty (30) days following the expiration of such six-month period ("Sell Off Right"); provided that no Sell Off Right shall exist for that portion of Licensee's inventory that exceeds by more than fifty percent (50%) the average inventory of finished or unfinished Rockefeller Licensed Products or component parts there for held by Licensee and its Affiliates during the twelve (12) months immediately preceding termination of this Agreement.

          5.8. SURVIVAL. Licensee's obligation to pay all monies owed accruing under this Agreement shall survive termination of this Agreement. In addition, the provisions of Article 4 - Confidentiality, Article 5 - Term and Termination,
Article 8 - Disclaimer of Warranties; Indemnification, Article 9 - Use of Rockefeller's Name; and Article 10 - Additional Provisions shall survive such termination.

                                    ARTICLE 6

                      PATENT MAINTENANCE AND REIMBURSEMENT


                   Rockefeller retains control over the prosecution and maintenance of Rockefeller Patent Rights. Licensee shall reimburse Rockefeller for all previously unreimbursed and future documented attorneys fees, expenses, official fees and other charges incident to the preparation, prosecution and maintenance of Rockefeller Patent Rights within thirty (30) days after Licensee's receipt from time to time of invoices for such fees, expenses and charges.



                                    ARTICLE 7

                           INFRINGEMENT AND LITIGATION


          7.1. NOTIFICATION OF INFRINGEMENT. Rockefeller and Licensee are responsible for notifying each other promptly of any infringement of Rockefeller Patent Rights which may come to their attention. Rockefeller and Licensee shall consult one another in a timely manner concerning any appropriate response to the infringement.

          7.2. PROSECUTION BY LICENSEE. Licensee may prosecute such infringement at its own expense. Licensee shall not settle or compromise any such suit in a manner that imposes any obligations or restrictions on Rockefeller or grants any rights to the Rockefeller Patent Rights, without Rockefeller's prior written permission. Except as otherwise provided in Section 7.3, financial recoveries from any such litigation will first be applied to reimburse Licensee for its litigation expenditures with additional recoveries being paid to Licensee, subject to a royalty due Rockefeller based on the provisions of Article 3.


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          7.3. INTERVENTION BY ROCKEFELLER. Licensee's tights under Section 7.2 are subject to the continuing right of Rockefeller to intervene at Rockefeller's own expense and join Licensee in any claim or suit for infringement of the Rockefeller Patent Rights. Any consideration received by Licensee in settlement of any claim or suit shall be shared between Rockefeller and Licensee in proportion with their share of the litigation expenses in such infringement action.

          7.4. PROSECUTION BY ROCKEFELLER. If Licensee fails to prosecute any infringement, then Rockefeller may prosecute such infringement at its own expense. In such event, financial recoveries will be entirely retained by Rockefeller.

          7.5. COOPERATION. In any action to enforce any of the Rockefeller Patent Rights, either party, at the request and expense of the other party shall cooperate to the fullest extent reasonably possible. This provision shall not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.



                                    ARTICLE 8

                    DISCLAIMER OF WARRANTIES; INDEMNIFICATION


          8.1. NO WARRANTIES. THE ROCKEFELLER PATENT RIGHTS AND ROCKEFELLER LICENSED PRODUCTS ARE PROVIDED ON AN "AS IS" BASIS, AND ROCKEFELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, ROCKEFELLER MAKES NO REPRESENTATIONS OR
WARRANTIES: (a) OF COMMERCIAL UTILITY; (b) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; OR (c) THAT THE USE OF THE ROCKEFELLER PATENT RIGHTS OR ROCKEFELLER LICENSED PRODUCTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADE SECRET OR TRADEMARK OR OTHER PROPRIETARY OR PROPERTY RIGHTS OF OTHERS. ROCKEFELLER SHALL NOT BE LIABLE TO LICENSEE, LICENSEE'S SUBLICENSEES OR THEIR RESPECTIVE SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM ARISING PROM USE OF THE ROCKEFELLER PATENT RIGHTS, ROCKEFELLER LICENSED PRODUCTS OR FROM THE MANUFACTURE, USE OR SALE OF ROCKEFELLER LICENSED PRODUCTS OR ANY CLAIM FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.

          8.2. INDEMNIFICATION. Licensee shall indemnify, defend and hold harmless Rockefeller, its trustees, officers, agents and employees (individually, an "Indemnified Party", and collectively, the "Indemnified Parties"), from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by the Indemnified Parties (including attorneys' fees and expenses) (individually, a "Liability", and collectively, the "Liabilities") that results


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from or arises out of: (a) the development, use, manufacture, promotion, sale or other disposition of any Rockefeller Patent Rights or Rockefeller Licensed Products by Licensee, its Affiliates, its assignees, Sublicensees, vendors or other third parties; (b) any breach by Licensee or its Affiliates or Sublicensees of this Agreement; and (c) the enforcement by an Indemnified Party of this Section 8.2. Without limiting the foregoing, Licensee shall defend, indemnify and hold harmless the indemnified Parties from and against any Liabilities resulting from:

               8.2.1 Any product liability or other claim of any kind related to the use by a third party of a Rockefeller Licensed Product that was manufactured, sold or otherwise disposed by Licensee, its Affiliates, its assignees, Sublicensees, vendors or other third parties;

               8.2.2 A claim by a third party that the Rockefeller Patent Rights or the design, composition, manufacture, use, sale or other disposition of any Rockefeller Licensed Product infringes or violates any patent, copyright, trade secret, trademark or other intellectual property rights of such third party; and

               8.2.3 Clinical trials or studies conducted by or on behalf of Licensee, its Affiliates, its assignees, Sublicensees or agents relating to the Rockefeller Patent Rights or Rockefeller Licensed Products, including, without limitation, any claim by or on behalf of a human subject of any such clinical trial or study, any claim arising from the procedures specified in any protocol used in any such clinical trial or study, any claim of deviation, authorized or unauthorized, from the protocols of any such clinical trial or study, and any claim resulting from or arising out of the manufacture or quality control by a third party of any substance administered in any clinical trial or study.

          8.3. RIGHTS OF ROCKEFELLER IN LIABILITY ACTION. Licensee is not permitted to settle or compromise any claim or action giving rise to Liabilities in a manner that imposes any restrictions or obligations on Rockefeller or grants any rights to the Rockefeller Patent Rights or Rockefeller Licensed Products without Rockefeller's prior written consent. If Licensee fails or declines to assume the defense of any such claim or action within thirty (30) days after notice thereof, then Rockefeller may assume the defense of such claim or action for the account and at the risk of Licensee, and any Liabilities related thereto shall be conclusively deemed a liability of Licensee. The indemnification rights of Rockefeller or other Indemnified Party contained herein are in addition to all other rights that such Indemnified Party may have at law or in equity or otherwise.

          8.4. INSURANCE.

               8.4. 1 Licensee and any Affiliate shall procure and maintain a policy or policies of comprehensive general liability insurance, including broad form and contractual liability, in a minimum amount of $2,000,000 combined single limit per occurrence and in the aggregate as respects personal injury, bodily injury and property damage arising out of such party's performance of this Agreement.

               8.4.2 Licensee and any Affiliate shall, upon commencement of clinical trials involving Rockefeller Licensed Products, procure and maintain a policy or policies of


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product liability insurance in a minimum amount of $3,000,000 combined single limit per occurrence and in the aggregate as respects bodily injury and property damage arising out of such party's performance of this Agreement.

               8.4.3 The policy or policies of insurance described in this
Section 8.4 shall be issued by an insurance carrier with an A.M. Best rating of "A" or better and shall name Rockefeller as an additional insured with respect to Licensee's performance of this Agreement. Licensee and any Affiliate shall provide Rockefeller with certificates evidencing the insurance coverage required herein and all subsequent renewals thereof. Such certificates shall provide that the insurance carrier(s) notify Rockefeller in writing at least 30 days prior to cancellation or material change in coverage.

               8.4.4 Rockefeller may periodically review the adequacy of the minimum limits of liability insurance specified in this Section, and Rockefeller reserves the right to require Licensee and any Affiliate to adjust the liability insurance coverages. The specified minimum insurance amounts do not constitute a limitation on the obligation of Licensee and any Affiliate to indemnify Rockefeller under this Agreement.



                                    ARTICLE 9

                            USE OF ROCKEFELLER'S NAME


          9.1. Licensee and its Affiliates, employees, Sublicensees and agents shall not use, and Licensee shall not permit its sublicensees to use, Rockefeller's name or any adaptation thereof, or any Rockefeller seal, logotype, trademark, or service mark, or the name, mark, or logotype of any Rockefeller representative or organization in any way without the prior written consent of Rockefeller in its sole discretion; provided, however, that it is expressly understood that Licensee may reveal or identify Rockefeller or any member of its faculty or staff as the inventor, source or origin of the Rockefeller Patent Rights, and provided further that Licensee may use and disclose Rockefeller' s name and the name of any member of its faculty or its staff in its internal communications or in making any required governmental reports and filings.

          9.2. It is recognized by the Parties that at some future date, a public offering of securities may be contemplated by Licensee and it is understood that in such connection that Licensee will have the right to disclose its relationship with Rockefeller under this Agreement. Rockefeller shall cooperate with Licensee in expeditiously reviewing any Licensee registration statements and/or prospectuses should Licensee, at its sole discretion, submit such documents to Rockefeller for review.

                                   ARTICLE 10

                              ADDITIONAL PROVISIONS


          10.1. NO AGENCY. Nothing in this Agreement shall be deemed to establish a relationship of principal and agent between Rockefeller and Licensee or its Affiliates or Sublicensees, nor any of their agents or employees for any purpose whatsoever, nor shall this Agreement be construed as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

          10.2. NO ASSIGNMENT. Licensee, its Affiliates and/or Sublicensees are not permitted to assign this Agreement or any part of it, either directly or by merger or other operation of law, without the prior written consent of Rockefeller in its sole discretion; provided, however, that no consent shall be necessary in the event of the sale, merger, acquisition or other business combination, or sale of substantially all the assets of Licensee. Any prohibited assignment of this Agreement or the rights hereunder shall be null and void. No assignment relieves Licensee, Its Affiliates and/or Sublicensees of responsibility for the performance of any accrued obligations that Licensee, its Affiliates and/or Sublicensees has prior to such assignment.

          10.3. NO WAIVER. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of like or different nature.

          10.4. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person or sent overnight delivery by Federal Express or by certified or registered mail, return receipt requested, or telexed in the case of non-U.S. residents, and shall be deemed to have been given when hand delivered, one (1) day after mailing when mailed by overnight courier (e g Federal Express or Express Mail) or five (5) days after mailing by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

     If to Rockefeller:

     The Rockefeller University
     Office of Technology Transfer
     1230 York Avenue, Box 81
     New York, NY 10021
     Attention: Director

     With a required copy to:

     The Rockefeller University
     Office of the General Counsel
     1230 York Avenue, Box 81
     New York, NY 10021

     Attention:  General Counsel

     If to Licensee:

     President
     Callisto Pharmaceuticals, Inc.
     420 Lexington Avenue
     Suite 616
     New York, NY 10022

     With a copy to:

     Nicholas L. Coch, Esq.
     Kramer Levin Naftalis & Frankel LLP
     919 Third Avenue
     New York, New York 10022

or to such other names or addresses as Licensee or Rockefeller, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 10.4.

          10.5. GOVERNING LAW AND JURISDICTION. This Agreement shall be construed and governed in accordance with the laws of the State of New York, without giving effect to conflict of law provisions of any jurisdiction. In the event that a party to this Agreement perceives the existence of a dispute with the other party concerning any right or duty provided for herein, the parties will, as soon as practicable, confer in an attempt to resolve the dispute. If the parties are unable to resolve such dispute amicably, then the parties hereby submit to the exclusive jurisdiction of and, venue in the state and federal courts located in the Southeastern District of the State of New York with respect to any and all disputes concerning the subject of, or arising out of, this Agreement.

          10.6. NO DISCRIMINATION. Rockefeller and Licensee, its Affiliates and Sublicensees shall not discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or because he or she is a disabled veteran or a veteran of the Vietnam Era.

          10.7. COMPLIANCE WITH LAWS. Licensee, its Affiliates and Sublicensees shall comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this Agreement. Without limiting the foregoing, it is understood that this Agreement may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, articles and information, including the Arms Export Control Act as amended in the Export Administration Act of 1979, and that the parties' obligations are contingent upon compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee, its Affiliates and/or Sublicensees that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. Rockefeller neither represents that a license is not required nor that, if required, it will issue.

          10.8. BINDING NATURE OF AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, except that any assignment by Licensee must comply with Section 10.2 to be effective.

          10.9. COUNTERPARTS. HEADING AND EXHIBITS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement. All Schedules and Exhibits hereto are hereby incorporated in this Agreement and made a part hereof

          10.10. INTEGRATION AND AMENDMENT. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understanding relating to the subject matter hereof. This Agreement may not be changed, modified, extended or terminated except by written amendment executed by an authorized representative of each party.

          10.11. SEVERABILITY. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, then such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

          10. 12. NUMBER OF DAYS. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays, provided that if the final day of any time period falls on a Saturday, Sunday or holiday on which Federal, banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Agreement to be executed by their duly authorized representatives.


THE ROCKEFELLER UNIVERSITY                CALLISTO PHARMACEUTICALS, INC.

By: /s/ Arnold J. Levine                  By: /s/ David Horn
-----------------------------------       --------------------------------------

Name: Arnold J. Levine                    Name: David Horn
-----------------------------------       --------------------------------------

Title: President                          Title: Ceo & President
-----------------------------------       --------------------------------------

Date: August 9, 2001                      Date: August 14, 2001
-----------------------------------       --------------------------------------

                                   ATTACHMENTS


ATTACHMENT 1 - LIST OF PATENTS AND PATENT APPLICATIONS


     United States Patents Nos. 5,587,288 and 5,976,792.




ATTACHMENT 2 - DEVELOPMENT PLAN

     This technology represents enabling technology. It will be combined with other technologies leading to a better understanding of how exoproteins or virulence factors are regulated in STAPHYLOCOCCUS AUREUS. The goal will be to learn more how virulence factors are operative in the organism vs. host relationship. Virulence factors allow invasion of the organism as well as other deleterious effects. A better understanding of virulence factors will better define how organisms can gain `the upper hand versus the human host. With this knowledge, strategies can be defined to tip the advantage back to the host.

     These strategies, when these virulence factors are better understood, may lead to a drug discovery program. Further testing will be needed to see if exoproteins can be down-regulated in a medically meaningful way.





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